SHAREHOLDER SERVICES PLAN
THE CORE FUND
CLASS I SHARES

WHEREAS, WY Funds, an Ohio business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Series”); and

WHEREAS, the Trust currently offers one Series:  The Core Fund (the “Fund”); and

WHEREAS, the Fund has two classes of shares (Class I and Class Y), and has adopted a Multiple Class Plan pursuant to Rule 18f-3 of the 1940 Act; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan (the “Disinterested Trustees”), having determined that there is a reasonable likelihood that this Plan will benefit the Fund;

NOW THEREFORE, the Trust hereby adopts this Plan for Class I Shares of the Fund on the following terms and conditions:

1.           Engagement of Shareholder Service Administrator.

The Fund, on behalf of its Class I, hereby engages Wertz York Capital Management Group, LLC (the “Shareholder Service Administrator”) to manage the provision of support services (as defined below) to shareholders of Class I.  The Shareholder Service Administrator may provide such services directly, or may arrange for such services to be provided by another entity that has a servicing relationship with one or more shareholders of Class I.

2.           Support Services.

Support services to be provided to shareholders of Class I hereunder include, but are not limited to:  (i) responding to shareholder inquiries of a general nature regarding the Fund; (ii) meeting or speaking with shareholders or their representatives to discuss the Fund, explain options relating to the Fund, explain shareholder statements, explain the Fund’s performance, answer questions about the Fund or discuss any other matter relevant to the shareholder’s investment in the Fund; (iii) responding to shareholder inquiries and requests regarding the Prospectus, the Statement of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (iv) assisting shareholders in changing account options, account designations and account addresses; and (v) providing such other similar services as the Trust or a shareholder may reasonably request that are deemed necessary or beneficial to shareholders of Class I.

3.           Annual Fee.

The Fund will pay the Shareholder Service Administrator an annual fee for its services hereunder.  The annual fee paid to the Shareholder Service Administrator under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.25% of the average daily net assets of the Class I Shares of the Fund.  Payments received by the Shareholder Service Administrator pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement.

4.           Effective Date and Termination.

This Plan shall become effective with respect to the Fund on May 1, 2010.  This Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees.

5.           Amendment.

The Plan may be amended at any time by the Board of Trustees with respect to any Fund, provided that all material amendments to the Plan shall be approved by the Trust’s Trustees in the manner provided herein with respect to the initial approval of the Plan.

6.           Limitation of Liability.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of the Fund under this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series or class of the Trust, but are binding only upon the assets and property of Class I of the Fund.